Exhibit 99.1

Chart Industries Reports 2012 Fourth Quarter and Year-End Results

Cleveland, Ohio – February 28, 2013 – Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2012. Highlights include:

•	Record orders over $1.1 billion for the full year 2012

•	Record sales over $1.0 billion, up 28% over full year 2011

•	Year-end backlog of $617 million, up 26% from year-end 2011

•	Operating income of $121.8 million, up 35% over full year 2011

•	Announces $40 million award to provide LNG equipment to PetroChina

Net income for the fourth quarter of 2012 was $20.8 million, or $0.69 per diluted share. Fourth quarter 2012 earnings would have been $0.80 per diluted share excluding $4.5 million, or $0.11 per diluted share, of costs largely associated with the AirSep acquisition. This compares with net income of $8.4 million, or $0.28 per diluted share, for the fourth quarter of 2011. Fourth quarter 2011 earnings would have been $0.51 per share excluding $9.5 million, or $0.23 per diluted share, of refinancing and restructuring costs in that period.

Net income for the year 2012 was $71.3 million, or $2.36 per diluted share. Net income for 2012 would have been $2.50 per diluted share excluding $5.9 million, or $0.14 per diluted share, of costs primarily due to acquisitions. This compares to net income of $44.1 million, or $1.47 per diluted share, for the year 2011. Net income for 2011 would have been $1.84 per diluted share excluding $15.7 million of refinancing and acquisition-related costs.

Net sales for the fourth quarter of 2012 increased 38% to $303.9 million from $219.6 million in the comparable period a year ago. Gross profit for the fourth quarter of 2012 was $85.5 million, or 28.1% of sales, versus $64.0 million, or 29.1% of sales, in the comparable quarter of 2011.

Net sales for the year 2012 improved to a record $1,014.2 million, up 28% from 2011 net sales of $794.6 million. Gross profit for 2012 was $305.2 million, or 30.1% of sales, compared to $245.4 million, or 30.9% of sales, in the full year 2011.

“I am pleased to report a strong fourth quarter to cap off another record year,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Chart continues to demonstrate its ability to respond quickly to new opportunities and changes in the marketplace. Globally, our expansion projects are progressing nicely and, while executing on strong orders, we have been able to significantly improve capacity and lead times in our Distribution & Storage (“D&S”) liquefied natural gas (“LNG”) business. We also plan to significantly improve available capacity and lead times in our Energy & Chemicals (“E&C”) business by the first quarter of 2014.”

“These initiatives are enabling Chart to meet rising customer demand and uphold our status as a leading worldwide supplier to the energy, industrial gas, and biomedical industries, especially in high-growth energy markets such as the build-out of LNG infrastructure,” Mr. Thomas said.

He continued, “Today, we announced an award of approximately $40 million from PetroChina to provide LNG transportable self-contained fueling stations, storage tanks and vehicle tanks to support China’s conversion to LNG as a vehicle fuel for heavy-duty trucks. This award led to record quarterly orders in our D&S group in the fourth quarter and continues to validate our expansion efforts in China.”

Backlog at December 31, 2012 was $617.4 million, up 26% from the December 31, 2011 level of $489.1 million, and 4% lower than the backlog of $639.8 million at September 30, 2012. Orders for the fourth quarter of 2012 were $278.0 million, 19% higher than orders of $233.4 million booked in the third quarter of 2012.

“We are proud of our success to date in capturing a significant share of expanding global LNG equipment demand,” said Mr. Thomas. “We remain optimistic that we will have the appropriate products and capacity available to continue to capitalize on the emerging, secular LNG growth trends this year and at an accelerating pace in future years.”

He continued, “While the LNG infrastructure build-out is advancing at a rapid pace in China, in North America the investments have not as yet accelerated at the rate many had forecast. We do not believe this reflects any decline in interest among the major players. Rather it is a lead time issue related to production scale up of LNG-powered truck engines and construction of LNG liquefaction capacity in the short term. We expect both of these bottlenecks to be resolved over the coming year, likely yielding higher demand in 2014. In the meantime, our capacity additions have positioned us well to exceed customer expectations as we enter the next leg up in demand.”

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2012 increased $12.8 million to $48.0 million compared with the same period in 2011. The increase was largely due to the AirSep acquisition, as well as higher employee-related costs as we continue to invest in growth opportunities. SG&A as a percent of sales was 15.8% compared with 16.0% in the prior year quarter.

Interest expense was $4.0 million for the fourth quarter of 2012, which included $2.3 million of non-cash accretion expense associated with the Company’s Convertible Notes. Therefore, cash interest was $1.7 million.

Income tax expense was $7.7 million for the fourth quarter and represented an effective tax rate of 26.7% compared with $2.7 million for the prior year’s fourth quarter, or an effective tax rate of 24.8%. The full year effective tax rate for 2012 was 29.9%, which compares to 29.7% for 2011.

Cash and short-term investments were $141.5 million at December 31, 2012, which compares to $105.8 million at September 30, 2012. Cash flow from operating activities for the fourth quarter of 2012 was $73.2 million, led by higher net income and working capital improvements during the quarter.

SEGMENT HIGHLIGHTS

E&C segment sales increased 70% to $94.8 million for the fourth quarter of 2012 compared with $55.6 million for the same quarter in the prior year. Revenue from large projects in backlog continues to accelerate. E&C orders for the fourth quarter of 2012 were $62.2 million, up 10% from the $56.4 million reported in the third quarter of 2012. E&C gross profit margins were

31.0% in the 2012 quarter compared with 24.8% in the same quarter of 2011. Higher volume, improved project mix and pricing, particularly in our brazed aluminum heat exchanger business, led to the margin improvement. In addition, several emergency short lead time opportunities during the fourth quarter of 2012 contributed 1.5% to E&C gross margin.

D&S segment sales improved 22% to $139.3 million for the fourth quarter of 2012 compared with $114.4 million for the same quarter in the prior year. Additional LNG equipment shipments in 2012, especially in Asia, led the improvement. D&S gross profit margin improved to 29.5% in the quarter compared with 26.6% a year ago. Improved volume, pricing, and lower material costs offset changes in geographic sales mix.

BioMedical segment sales improved 41% to $69.8 million for the fourth quarter of 2012 compared with $49.7 million for the same quarter in the prior year. This increase is due to the AirSep acquisition, which closed in August. The acquired revenues offset overall lower sales of respiratory therapy equipment due to continued weakness in Europe and the impact of Medicare physician audits and the competitive bidding process in the U.S. BioMedical gross profit margin decreased to 21.5% in the quarter compared with 39.9% for the same period in 2011. The decrease is primarily due to lower volume, additional restructuring costs, and changes in product mix, with lower margin oxygen concentrators representing a much larger share of the mix following the AirSep acquisition.

OUTLOOK

We enter 2013 with a substantial order backlog. Natural gas related sales provided significant growth during 2012 and we expect those opportunities to continue, particularly in China. In North America, the LNG infrastructure build-out continues, and we believe demand for vehicle fueling will approach the growth curve we are now experiencing in China within 2-3 years. In addition, interest in Marine and Rail applications of LNG is developing dramatically, which should create significant demand within several years on a global basis. We continue to invest for the future and believe in the long-term growth opportunities in LNG. The more modest growth experienced in our industrial gas business in 2012 is expected to continue during 2013. Our BioMedical business will continue to be impacted by a slow European market and the Medicare competitive bidding process in the U.S. Due to macroeconomic uncertainties in Europe and the U.S., we do not expect any significant improvement in the biomedical and industrial gas markets to occur until later in 2013.

Based on our current backlog and order expectations, net sales for 2013 are expected to be in a range of $1.2 billion to $1.3 billion and diluted earnings per share are expected to be in a range of $2.90 to $3.30 per share, based on approximately 30.3 million weighted average shares outstanding. Included in our 2013 earnings estimates are approximately $0.10 per diluted share for anticipated restructuring charges, primarily for retention expenses associated with the recently completed AirSep acquisition. Excluding these charges, earnings would be expected to fall in a range of $3.00 to $3.40 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; changes in government energy policy or the failure of expected changes in policy to materialize; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our ability to successfully manage our planned operational expansions; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; the Company’s ability to successfully integrate AirSep’s business; loss of key employees and deterioration of employee or labor relations; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used. The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its fourth quarter and year 2012 results on a conference call on Thursday, February 28, 2013 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 95461932. The telephone replay will be available beginning 1:30 p.m. ET, Thursday February 28, 2013 until 11:59 p.m. ET, Friday, March 8, 2013.

For more information, click here:

http://ir.chartindustries.com/

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President,		Vice President, Chief Accounting Officer and
Chief Financial Officer and Treasurer		Controller
216-626-1216		216-626-1216
michael.biehl@chartindustries.com		ken.webster@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Sales	$303,858	$219,635	$1,014,152	$794,585
Cost of sales	218,393	155,636	708,989	549,139

Gross profit	85,465	63,999	305,163	245,446
Selling, general and administrative expenses	47,966	35,209	165,488	140,535
Amortization expense	4,662	3,429	14,792	13,376
Loss on disposal of assets	—	206	—	1,541
Impairment of intangible assets	—	—	3,070	—

	52,628	38,844	183,350	155,452

Operating income (1)	32,837	25,155	121,813	89,994
Other expenses (income):
Interest expense and financing costs amortization, net	4,349	12,302	17,209	27,754
Foreign currency losses (gains)	(381)	1,799	1,498	(734)

	3,968	14,101	18,707	27,020

Income before income taxes	28,869	11,054	103,106	62,974
Income tax expense	7,718	2,738	30,782	18,730

Net income	21,151	8,316	72,324	44,244
Noncontrolling interest, net of tax	391	(99)	1,029	168

Net income attributable to Chart Industries, Inc.	$20,760	$8,415	$71,295	$44,076

Net income attributable to Chart Industries, Inc. per common share – basic	$0.69	$0.29	$2.39	$1.51

Net income attributable to Chart Industries, Inc. per common share – diluted	$0.69	$0.28	$2.36	$1.47

Weighted average number of common shares outstanding – basic	29,914	29,395	29,786	29,165

Weighted average number of common shares outstanding – diluted	30,270	30,044	30,194	29,913

(1)

Includes depreciation expense of $4,760 and $4,076 for the three months ended December 31, 2012 and 2011, respectively, and $17,404 and $14,539 for the twelve months ended December 31, 2012 and 2011, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net Cash Provided By Operating Activities	$73,168	$44,615	$87,641	$81,658
Investing Activities
Capital expenditures	(14,734)	(7,219)	(43,685)	(22,380)
Proceeds from sale of assets	33	—	2,073	—
Acquisition of businesses, net of cash acquired	—	—	(182,450)	(37,680)
Other investing activities	74	—	(285)	388

Net Cash Used In Investing Activities	(14,627)	(7,219)	(224,347)	(59,672)

Financing Activities
Proceeds from long-term debt	—	—	21,375	—
Borrowings on revolving credit facilities	54,625	—	73,012	4,758
Repayments on revolving credit facilities	(77,770)	—	(77,770)	—
Principal payments on long-term debt	(938)	(1,625)	(4,438)	(6,500)
Payment of deferred financing costs	—	—	(1,445)	(7,277)
Retirement of long-term debt, including call premium	—	(168,139)	—	(168,139)
Proceeds from issuance of short-term debt	—	4,758	—	—
Proceeds from issuance of convertible notes	—	—	—	250,000
Proceeds from issuance of warrants	—	—	—	48,848
Payment for call options related to convertible notes	—	—	—	(66,486)
Payment of contingent consideration	—	—	(1,300)	(1,300)
Proceeds from exercise of stock options	195	1,926	3,519	7,027
Tax benefit from exercise of stock options	1,038	895	8,972	7,879
Common stock repurchases	53	54	(4,484)	(1,099)

Net Cash (Used In) Provided By Financing Activities	(22,797)	(162,131)	17,441	67,711
Effect of exchange rate changes on cash	(21)	(449)	3,902	2,052

Net increase (decrease) in cash and cash equivalents	35,723	(125,184)	(115,363)	91,749
Cash and cash equivalents at beginning of period	105,775	382,045	256,861	165,112

Cash And Cash Equivalents At End of Period	$141,498	$256,861	$141,498	$256,861

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2012	December 31, 2011
	(Unaudited)

ASSETS
Cash and cash equivalents	$141,498	$256,861
Other current assets	414,926	340,768
Property, plant and equipment, net	169,776	137,301
Goodwill	398,941	288,770
Identifiable intangible assets, net	189,463	140,553
Other assets, net	13,237	10,222

TOTAL ASSETS	$1,327,841	$1,174,475

LIABILITIES AND EQUITY
Current liabilities	$273,775	$265,493
Long-term debt	252,021	223,224
Other long-term liabilities	102,262	72,207
Equity	699,783	613,551

TOTAL LIABILITIES AND EQUITY	$1,327,841	$1,174,475

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Sales
Energy & Chemicals	$94,755	$55,619	$323,676	$205,033
Distribution & Storage	139,298	114,366	475,576	390,332
BioMedical	69,805	49,650	214,900	199,220

Total	$303,858	$219,635	$1,014,152	$794,585

Gross Profit
Energy & Chemicals	$29,415	$13,797	$98,679	$58,977
Distribution & Storage	41,076	30,408	137,044	109,306
BioMedical	14,974	19,794	69,440	77,163

Total	$85,465	$63,999	$305,163	$245,446

Gross Profit Margin
Energy & Chemicals	31.0%	24.8%	30.5%	28.8%
Distribution & Storage	29.5%	26.6%	28.8%	28.0%
BioMedical	21.5%	39.9%	32.3%	38.7%
Total	28.1%	29.1%	30.1%	30.9%

Operating Income (Loss)
Energy & Chemicals	$20,146	$5,548	$64,931	$27,489
Distribution & Storage	24,728	16,684	79,175	61,415
BioMedical (1)	(1,419)	11,693	24,079	35,911
Corporate	(10,618)	(8,770)	(46,372)	(34,821)

Total	$32,837	$25,155	$121,813	$89,994

(1)	Includes BioMedical restructuring costs of $4,486 and $866 for the three months ended December 31, 2012 and 2011, respectively, and $4,811 and $4,925 for the year ended December 31, 2012 and 2011, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2012	December 31, 2011
Orders
Energy & Chemicals	$62,173	$56,435	$384,835	$392,112
Distribution & Storage	150,874	120,388	531,227	435,954
BioMedical	64,951	56,598	208,439	203,635

Total	$277,998	$233,421	$1,124,501	$1,031,701

Backlog
Energy & Chemicals	$365,470	$397,741	$365,470	$303,490
Distribution & Storage	228,204	214,377	228,204	169,246
BioMedical	23,760	27,708	23,760	16,332

Total	$617,434	$639,826	$617,434	$489,068

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Earnings per diluted shares	$0.69	$0.28	$2.36	$1.47
Acquisition earn-out adjustment	—	—	(0.09)	—
Call premium on Senior Notes	—	0.12	—	0.12
Write-off of deferred financing fees	—	0.07	—	0.07
Inventory write-up to fair value	0.06	0.01	0.08	0.04
Asset impairments	—	—	0.07	0.03
Severance/retention	0.03	0.02	0.04	0.08
Other restructuring/acquisition costs	0.02	0.01	0.04	0.03

Adjusted earnings per diluted share	$0.80	$0.51	$2.50	$1.84